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                                                                   Exhibit 10.12

                               MANAGEMENT ADVISORY
                                       AND
                              CONSULTING AGREEMENT


         AGREEMENT ("Agreement") made and entered into as of the 31st day of August, 1999, by and between GALILEO CORPORATION, a Delaware corporation having a place of business at Sturbridge Business Park, Route 20, Sturbridge, MA 01566 (the "Company"), and ANC MANAGEMENT CORP. ("Consultant").

                              W I T N E S S E T H:

         WHEREAS, the Company is and has been engaged in a number of businesses, primarily related to the manufacture, distribution and sale of products utilizing certain optical technologies as applied in different industries (the "Business"); and

         WHEREAS, the Consultant is controlled by Gerhard R. Andlinger (the "Principal"), who has extensive experience in the management, restructuring, strategic planning repositioning, financing and operation of manufacturing companies, as well as experience with certain optical technologies; and

         WHEREAS, in addition to the Principal, the Consultant has a staff of employees and representatives with significant financial advisory, strategic planning, managerial and operational experience with companies similar to the Company; and

         WHEREAS, an affiliate of the Consultant has made a significant equity investment in the Company, and the Consultant and such affiliate have a substantial interest in the financial success of the Company; and

         WHEREAS, the Company's prior President and CEO resigned his positions with the Company effective July 6, 1999, the Principal has been named President and CEO, and the Board has determined not to conduct a search for a new CEO at this time; and

         WHEREAS, the terms and conditions of this Agreement and the transactions contemplated hereby have been approved by the disinterested directors of the Company; and

         WHEREAS, the Company desires to retain Consultant to provide consulting services under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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         1. ENGAGEMENT. Upon the terms and conditions contained in this
Agreement, the Company hereby retains Consultant, and Consultant hereby accepts the engagement, and agrees to perform Consulting Services (as defined below) for the Company.

         2. CONSULTING SERVICES. During the term of this Agreement, as defined in paragraph 4 below (the "Term"), at the request of the Company, Consultant shall perform the services described on Schedule 1 annexed hereto and shall give to the Company the benefit of skill and advice of the Principal and other employees and representatives of Consultant to perform the services described on
Schedule 1 annexed hereto, and as to such other matters as the Board of Directors of the Company ("Board") may from time to time reasonably request (the "Consulting Services"). All services shall be provided at the request of the Company, primarily through the Principal.

         3. COMPENSATION. the Consultant for any Consulting Services rendered under this Agreement shall be paid in accordance with Schedule 2.

         4. TERM. The term of Consultant's engagement (the "Term") commenced as of July 6, 1999 and shall continue until June 30, 2002 unless sooner terminated as provided in Section 8 below.

         5. INDEPENDENT CONTRACTOR; DUTIES.

                  (a) In the performance of the Consulting Services, Consultant shall be deemed to be, and shall be, an independent contractor, and not a joint venturer, partner, employee or agent with or of the Company. Without limiting the generality of the foregoing, neither the Company nor Consultant shall have the power to bind the other, contractually or otherwise; Consultant shall be entitled only to the compensation and reimbursement set forth in paragraph 3 of this Agreement and not to any other so-called "fringe benefits;" and Consultant shall be solely responsible for all liabilities for any and all state and federal taxes, withholding, FICA, FUTA, worker's compensation, or other payments due in respect of the compensation paid to Consultant by the Company and paid by Consultant to its employees. The Consultant shall file all tax returns and pay all taxes required in such connection on or before the due date thereof.

                  (b) In connection with his services as President and CEO of the Company, the Principal shall have such authority to act for and bind the Company as shall be customarily within the scope of authority of the executives holding such offices, subject to such limitations as may be imposed by the Board and also subject to such additional power and authority as shall be authorized by the Board. In discharging such positions, the Principal shall give due regard to his duties and obligations as an officer and director of the Company.

                  (c) The Principal may be removed as President and CEO at any time by the Board of Directors and, subject to the provisions of the Securities Purchase Agreement dated as of December 22, 1998 by and between Andlinger Capital XIII LLC and the Company, as a director by the shareholders of the Company, all as provided in the Company's bylaws and the

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Delaware General Corporation Law, but such removal shall not otherwise affect the duties and obligations of the parties hereunder.

                  (d) The Consultant may, with the approval of the Board of Directors, engage third party professionals, consultants and other advisors to assist Consultant in carrying out its duties or to provide services directly to the Company, the costs of which shall be borne by the Company.

         6. ASSIGNMENT. This Agreement shall bind and inure to the benefit of only Consultant, the Company and their respective successors and assigns.

Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party. Any attempted assignment or delegation which does not comply with this paragraph shall be void.

         7.       CONFIDENTIAL INFORMATION; NON-COMPETITION.

                  (a) For purposes of this Agreement, "Confidential Information" means all information, data and knowledge disclosed to the Consultant by the Company concerning the organization, business, technology or finances of the Company or of any third party that the Company is under an obligation to keep confidential, including, but not limited to, trade secrets and other proprietary ideas or confidential information respecting inventions (whether or not patentable), patents, patent applications (under any divisions, continuations, in whole or in part, patents issuing thereon and issues thereof), products, designs, sketches, plans, calculations, prototypes, models, formulas, specifications, procedures, discoveries, improvements, charts, diagrams, graphs, writings, methods, know-how, techniques, systems, processes, hardware, software, firmware, code, software programs, works of authorship, records, studies, trade practices, customer lists, projects, plans and proposals, whether in written, electronic, magnetic, optical or any other form.

"Affiliate" shall mean, with respect to an individual, the members of his or her immediate family or any entity directly or indirectly controlled by such individual; and with respect to an entity, any person or entity controlling, controlled by or under common control with, such entity.

                  (b) From time to time the Company has disclosed to the Consultant, and may continue to disclosure to Consultant, Confidential Information for the purpose of obtaining management advisory and consulting services from the Consultant. The Confidential Information includes, but is not limited to, information relating to the Company's business strategy, financing sources and structure, customer contacts and similar business information.

                  (c) All Confidential Information disclosed to the Consultant by the Company shall remain the property of the Company.

                  (d) The Consultant shall use the Confidential Information only for the purposes described in this Agreement and shall not use the Confidential Information or assist

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others to use the Confidential Information for any other purpose and shall not publish or otherwise disclose the Confidential Information or any part thereof to any other person, firm or corporation; provided, however, that the obligation not to disclose the Confidential Information shall not apply to any of the following: (i) information that is already known to Consultant; (ii) information that Consultant receives from a third party without restriction or without breach of this Agreement; (iii) information that is approved for release by written authorization by the Company; or (iv) information that is or becomes publicly known other than through a knowing or wrongful act of the Consultant.

                  (e) Each of Consultant and Principal severally agree that, so long as this Agreement is in effect and for a period of one (1) year after the expiration hereof or its termination for any reason, Consultant and Principal will not, directly or indirectly, except as a passive investor in publicly-held companies, engage in competition with the Company or any of its subsidiaries, or own or control any interest in, or act as a director, officer or employee of, or consultant to, any firm, corporation or institution directly or indirectly engaged in competition with the Company or any of its subsidiaries.

         8.       TERMINATION; SURVIVAL.

                  (a) This Agreement may be terminated at the election of the Board of Directors at any time upon written notice for "cause". As used here "cause" means (i) the Consultant's continued failure to render services to the Company as provided herein, which failure continues for more than thirty (30) days after written notice; (ii) willful misconduct or gross negligence in the performance of its services hereunder; (iii) breach of any material fiduciary duty to the Company; or (iv) breach of any material item of this Agreement which remains uncured for a period of thirty (30) days after written notice.

                  (b) Upon the death or disability of the Principal or his resignation, removal or other termination as President and CEO of the Company, this Agreement may be terminated by the Company at any time upon no less than ninety (90) days written notice.

                  (c) This Agreement may be terminated at the election of Consultant at any time upon no less than ninety (90) days written notice.

                  (d) No termination of this Agreement by either party, regardless of the circumstances or reasons, shall terminate, amend or in any way affect the validity of the provisions of Section 7 hereof or any other agreement executed by consultant relating to Confidential Information of the Company.

         9.       INDEMNIFICATION.

                  (a) In the event that the Consultant is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, based on acts or omissions under or relating to this Agreement, the Company shall indemnify the Consultant against expenses (including attorneys' fees),

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judgments, fines and amounts paid in settlement actually and reasonably incurred by the Consultant in connection with such action, suit or proceeding if the Consultant acted in good faith and in a manner the Consultant reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Consultant's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Consultant did not act in good faith and in a manner which the Consultant reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Consultant's conduct was unlawful.

                  (b) To the extent that the Consultant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) of this section, or in defense of any claim, issue or matter therein, the Consultant shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

                  (c) Expenses (including attorneys' fees) incurred by the Consultant in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Consultant to repay such amount if it shall ultimately be determined that the Consultant is not entitled to be indemnified by the Company as authorized in this section. Such expenses (including attorneys' fees) incurred by the Consultant may be so paid upon such terms and conditions, if any, as the Company reasonably deems appropriate consistent with this Agreement.

                  (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to the Consultant notwithstanding the termination of this Agreement and shall inure to the benefit of the successors of the Consultant.

         10. NO CONFLICTS. Consultant represents and warrants to the Company that performance of Consultant's obligations under this Agreement does not and will not violate any written or oral contract, agreement, or court order by which Consultant is bound and Consultant covenants not to create such a violation during the Term of this Agreement including, without limitation, such violation created by using any information belonging to any third party, that would be characterized as Confidential Information if such information belonged to the Company.

         11. SEVERABILITY. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, which shall continue to be binding upon the parties hereto. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing the unenforceable provisions from this Agreement in its entirety, whether by rewriting the offending provision, adding additional language to this Agreement or making such other modifications as the court

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deems warranted to carry out the agreement of the parties. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

         12. STANDARDS OF CONDUCT. Consultant agrees to adhere at all times to Company policies and to conduct its services in compliance with applicable laws, rules and regulations and use all reasonable efforts to maintain the highest standards of business ethics.

         13. EXCLUSIVITY. Consultant shall not, during the Term of this Agreement, perform services related to the same subject matter as those performed under this Agreement for any other individual, firm, association or organization which directly or indirectly competes with the Company without prior written notification to and consent by the Company. In those cases where a potential conflict appears to exist, a mutually agreeable resolution shall be made before such conflicting services are furnished or performed.

         14. GENERAL PROVISIONS.

                  (a) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

                  (b) Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, delivered by facsimile telephone transmission, delivered by express delivery service (such as Federal Express), or mailed first class U.S. mail, postage prepaid, addressed as follows:

If to the Company:

         Galileo Corporation
         Sturbridge Business Park
         PO Box 550
         Sturbridge, MA  01566
                  Attn: Thomas J. Mathews
         Fax No.: 1-508-347-2270

         with a copy to:

         Edwards & Angell
         250 Royal Palm Way
         Palm Beach, FL  33480
                  Attention: Jonathan E. Cole
         Fax No.: 561-655-8719

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If to Consultant:

         ANC Management Corp.
         303 South Broadway
         Tarrytown, NY  10591
                  Attn: Gerhard R. Andlinger
         Fax No.: 1-914-332-4977

         with a copy to:

         Stephen A. Magida
         105 Harbor Drive, Suite 125
         Stamford, CT  06902
         Fax No.: 1-203-348-6790

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so delivered or three (3) days after mailing for domestic mail and seven (7) days for international mail.

                  (c) This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of Massachusetts applicable to contracts made, accepted, and performed wholly within Massachusetts, without application of principles of conflicts of law; (iii) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both parties; (iv) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (v) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; and (vi) is not intended to inure to the benefit of any third-party beneficiaries.

                  (d) This Agreement, together with Schedules 1 and 2 constitute the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect;

                  (e) The obligations imposed by this Agreement are unique. Breach of any of such obligations would injure the parties to this Agreement; such injury is likely to be difficult to measure; and monetary damages, even if ascertainable, are likely to be inadequate compensation for such injury. Therefore, the parties to this Agreement acknowledge and agree that protection of the respective interests in this Agreement would require equitable relief, including specific performance and injunctive relief, in addition to any other remedy or remedies that the parties may have at law or under this Agreement, including, without limitation, entitlement to reimbursement by the breaching party or parties of the legal fees and expenses of the injured party or parties prevailing in any such suit.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            COMPANY:

                                            GALILEO CORPORATION

                                            By: ________________________________
                                                Thomas J. Mathews,
                                                Vice President and CFO


                                            CONSULTANT:

                                            ANC MANAGEMENT CORP.

                                            By: ________________________________
                                                Gerhard R. Andlinger, Chairman



The undersigned Gerhard R. Andlinger, in his individual capacity, agrees to the provisions of Section 7 hereof.

Dated as of August 31, 1999                 ____________________________________
                                            Gerhard R. Andlinger



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                                   SCHEDULE 1

                                SCOPE OF SERVICES



         1.       MANAGEMENT SERVICES.

                  a. Consultation and advice with respect to the overall management and operation of the Company and its business, including advisory services with respect to production, marketing and sales, finance, administration and personnel matters.

                  b. Provision of the Principal as President and CEO of the Company, to perform the duties customarily performed by such officer in similar companies.

         2.       STRATEGIC SERVICES.

                  a. Consultation and advice with respect to the development, implementation and monitoring of a strategic plan for the Company and participation in the deliberations of the Board relating to the strategic plan.

                  b. Consultation and advice with respect to strategic transactions and analysis with respect there.


[NOTE: FINANCIAL ADVISORY, STRUCTURING, ANALYTICAL AND NEGOTIATING SERVICES AND RELATED FEES (IF ANY) WITH RESPECT TO SPECIFIC STRATEGIC TRANSACTIONS WILL BE SEPARATELY NEGOTIATED AND AGREED TO OUTSIDE OF THIS AGREEMENT.]



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                                   SCHEDULE 2

                              COMPENSATION/EXPENSES



COMPENSATION:

A. Consultant shall be entitled to cash compensation at the rate of $250,000 per annum, payable in equal monthly installments on the last day of each month.

B. In addition, Consultant shall receive non-qualified options pursuant to the Company's 1991 Stock Option Plan to purchase 100,000 shares of the Company's Common Stock, $.01 par value per share, at an exercise price of $11.4375 per share, exercisable at any time until June 30, 2009. Such options shall be governed by a mutually agreeable Non-Qualified Stock Option Agreement.




EXPENSES:

The Company shall reimburse the Consultant, from time to time upon request accompanied by appropriate documentation, all out-of-pocket expenses (including an automobile allowance at the IRS rate then in effect) reasonably incurred by Consultant in providing consulting services.